QuickLinks -- Click here to rapidly navigate through this document

Exhibit No. 21.

SUBSIDIARY INFORMATION

        Registrant Questar Corporation has the following subsidiaries: Questar Regulated Services Company, Questar Market Resources, Inc., Questar InfoComm, Inc., and Interstate Land Corporation. Each of these companies is a Utah corporation.

        Questar Market Resources, Inc., has the following subsidiaries: Wexpro Company, Questar Exploration and Production Company, Questar Energy Trading Company, Questar Gas Management Company. Questar Exploration and Production is a Texas corporation. The other listed companies are incorporated in Utah.

        Questar Exploration and Production has two wholly-owned subsidiaries, Shenandoah Energy, Inc. and Questar URC Company, which are both Delaware corporations.

        Questar Exploration and Production also does business under the names Universal Resources Corporation, Questar Energy Company and URC Corporation.

        Questar Energy Trading Company has two subsidiaries, URC Canyon Creek Compression Company and Questar Power Generation Company; both entities are Utah corporations.

        Questar Regulated Services has four subsidiaries, all of which are Utah corporations: Questar Gas Company, Questar Pipeline Company, Questar Energy Services, Inc., and Questar Project Employee Company. Questar Pipeline, in turn, has four wholly-owned subsidiaries: Questar Southern Trails Pipeline Company, Questar Transportation Services Company, Questar Overthrust Pipeline Company, and Questar Overthrust Company, which are all Utah corporations.

        Questar InfoComm owns approximately 89 percent of Consonus, Inc., which is a Utah corporation. Consonus, in turn, has a wholly-owned subsidiary, Consonus of Oregon, Inc., which is an Oregon corporation.

QuickLinks

  Exhibit No. 21.
SUBSIDIARY INFORMATION